Exhibit 99.1

News Release

Magma Design Automation Announces Cost-Cutting Actions Expected to Save $20 Million

SAN JOSE, Calif., Feb. 5, 2009 – Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design software, today announced a series of actions designed to reduce operating costs, including a 17 percent cut in worldwide employment, salary reductions and consolidation of some facilities. These measures, initiated in the third and fourth quarters of Magma’s fiscal year 2009, are expected to reduce total annual costs by approximately $20 million in fiscal year 2010. In connection with these measures, Magma expects to record restructuring charges ranging from $2.75 million to $3.75 million in its fiscal 2009 third quarter, ended Feb. 1, 2009.

“We are taking steps necessary to align our expenses with the revised business outlook we announced in December, reflecting the state of the global economy,” said Roy E. Jewell, Magma president and chief operating officer. “These actions affect company operations in all geographies and in all departments but will focus our resources to maintain Magma’s competitive advantages in our key business segments.”

In addition to reducing employment levels, Magma instituted a 20 percent salary reduction for senior management during the third quarter, followed by a smaller salary reduction for most other employees. Magma closed two sales and support offices in North America and one in Europe, and plans to consolidate its Beijing, China, operations into a single facility and its Shanghai, China, operations into a single facility. With these closures and expected consolidations Magma will continue to operate in 11 countries with facilities in 19 cities.

“Our cost-cutting actions are intended to enable us to remain competitive and deliver the financial results we’ve targeted regardless of when the economy recovers,” Jewell said. “Discussions with major customers during the last several quarters confirmed that the actions we’re taking now are in the best interest of our company’s stakeholders for both the near and long terms.”

Magma will provide details on the cost-cutting actions when it announces third quarter financial results. In a separate announcement, Magma today said it will issue third quarter results and conduct its quarterly earnings conference call and webcast on Feb. 26, 2009.

About Magma

Magma’s software for designing integrated circuits (ICs) is used to create complex, high-performance chips required in cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma’s EDA software for IC implementation, analysis, physical verification, circuit simulation and characterization is recognized as embodying the best in semiconductor technology, enabling the world’s top chip companies to “Design Ahead of the Curve”™ while reducing design time and costs. Magma is headquartered in San Jose, Calif., with offices around the world. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Design Ahead of the Curve” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

Forward-looking Statements: The statements above regarding the amount of estimated expenses and charges of the cost-cutting actions and related activities, anticipated timing for paying such expenses and recording such charges, expected reduction in annual costs, plans to consolidate certain offices, actions that Magma is taking now are in the best interest of its stakeholders for both the near and long terms, and the ability to remain competitive and deliver the financial results Magma has targeted are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including but not limited to larger-than-projected costs and difficulties in implementing the reduction in operations on the timetable currently contemplated, changes regarding expected forecasts and actual revenues, changes in estimates regarding expenses and charges of cost-cutting actions, and changes in the competitive landscape. Magma undertakes no additional obligation to update these forward-looking statements. Please refer to Magma’s filings with the Securities and Exchange Commission, including but not limited to Magma’s most recent Quarterly Report on Form 10-Q for additional factors. These filings can be accessed via the Internet at http://www.sec.gov.

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Contact:

Magma Design Automation Inc.

Monica Marmie

Director, Marketing Communications

(408) 565-7689

mmarmie@magma-da.com